Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Contacts:

Al Scott	Brent Vandermause
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces July 2023 Catastrophe Losses and Implemented Rates

NORTHBROOK, Ill., August 17, 2023 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of July of $313 million or $247 million, after-tax.
July month catastrophe losses include 18 events estimated at $349 million, primarily related to geographically widespread wind and hail events, partially offset by favorable reserve reestimates for prior events.
During the month of July, the Allstate brand implemented auto rate increases of 8.2% across 12 locations, resulting in total brand premium impact of 0.9%.
“Allstate continued to implement significant auto and homeowners insurance rate actions as part of our comprehensive plan to improve profitability. Since the beginning of the year, rate increases for Allstate brand auto insurance have resulted in a premium impact of 8.4%, which are expected to raise annualized written premiums by approximately $2.19 billion and rate increases for Allstate brand homeowners insurance have resulted in a premium impact of 7.8%, which are expected to raise annualized written premiums by approximately $804 million. Implemented rate increases and inflation in insured home replacement costs resulted in a 14.1% increase in homeowners insurance average gross written premium in July 2023 compared to the prior year,” said Jess Merten, Chief Financial Officer of The Allstate Corporation. Our implemented rate exhibit for auto and homeowners insurance has been posted on allstateinvestors.com.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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